EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CVR Refining GP, LLC
and
The Unitholders of CVR Refining, LP
and
The General Partner of CVR Refining, LP:

We consent to the inclusion in the CVR Refining, LP and subsidiaries report on Form 10-K for the year ended December 31, 2013 and the incorporation by reference in the registration statement (No. 333-190606) on Form S-8 and the registration statement (No. 333-188900) on Form S-4 of CVR Refining, LLC, Coffeyville Finance Inc., and CVR Refining, LP of our report dated March 14, 2013, with respect to the consolidated balance sheet of CVR Refining, LP and subsidiaries as of December 31, 2012, and the related combined statements of operations, changes in partners' capital/divisional equity, and cash flows for each of the years in the two-year period ended December 31, 2012.

/s/ KPMG LLP

Houston, Texas
February 26, 2014